Exhibit 10.3

CONFIDENTIAL

March 1, 2026

World Mobile Group, Ltd.

2450 Oddie Blvd., Suite 110

Sparks, NV 89431

Re: Side Letter for Cuentas Inc. Convertible Note Purchase Agreement & Convertible Note

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being provided by Cuentas Inc., a Florida corporation (the “Company” or “Cuentas”) in connection with and in consideration for the investment by World Mobile Group, Ltd. (including its successors and assigns, the “Lender” or “WMG”), in the Company pursuant to that certain Convertible Note Purchase Agreement (the “Purchase Agreement”) and corresponding convertible promissory notes (the “Notes”), by and between the Company and WMG, dated as of the date hereof. This Letter Agreement reflects certain agreements between WMG and the Company intended to be in addition to those in the Purchase Agreement and the Note. To the extent of any conflict between the terms of this Letter Agreement and the Purchase Agreement, the terms set forth herein shall govern. As used herein, an “Affiliate” of WMG shall refer to the direct or indirect subsidiaries of WMG.

1. Unanimous Approvals of New Board Members. The Company agrees that for as long as the World Mobile LLC Operating Agreement by and between (i) the Company and (ii) WMG, as may be amended, restated, modified or supplemented from time to time (the “Operating Agreement”) is in effect, the Note issued by the Company to the Lender pursuant to the Purchase Agreement is outstanding and unpaid, or WMG is a shareholder of Cuentas and owns at least 5% of the Company’s Common Stock, in addition to any other vote or approval required under Cuentas’ Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), Bylaws, or any other agreement, each as amended from time to time, Cuentas shall not, either directly, indirectly, or by amendment, merger, consolidation, or otherwise, take any of the following actions without the approval of the directors on the Board of Directors of the Company (the “Board”) (i) appointed by WMG (or, until such appointment occurs, WMG) and (ii) Shalom Arik Maimon:

(a) create, authorize the creation of, or issue any additional capital stock of Cuentas (including, but not limited to, any additional Common Stock of the Company or any new class or series of “Blank Check” Preferred Stock of the Company) or other equity or debt securities of Cuentas, including, but not limited to, any securities convertible into or exchangeable or exercisable for any securities of Cuentas; excluding up to 1% of fully diluted total outstanding Common Stock shares in the aggregate over a year period or underwritten firm commitment public offering of its securities;

(b) amend, alter, or repeal any provision of the Articles of Incorporation or Bylaws of Cuentas (including any Certificate of Designations or similar document which authorizes and creates an additional class or series of “Blank Check” Preferred Stock and designates the rights, privileges, and preferences of such new class or series of Preferred Stock of the Company); and

(c) create or hold equity securities in any subsidiary that is not a wholly-owned or majority-owned subsidiary, dispose of any equity securities in any subsidiary, or cause any subsidiary to dispose of all or substantially all of such subsidiary’s assets.

(d) change the principal business of Cuentas, enter a new line of business, or exit any current line of business;

(e) except for the Separation & Licensing Agreements with Mr De Prado, sell, assign, license, pledge, or encumber any material technology or intellectual property, excluding licenses granted in the ordinary course of business;

(f) enter into any consolidation, combination, or merger of Cuentas with or into any other entity regardless of whether Cuentas is the surviving entity;

(g) enter into any recapitalization or reorganization of Cuentas;

(h) any filing by Cuentas under the United States Bankruptcy Code or other insolvency law, or any admission in writing of Cuentas’ bankruptcy insolvency, or general inability to pay Cuentas’ debts, or any action that could result in the dissolution or liquidation of Cuentas or its assets;

(i) any conversion of Cuentas into any other form of legal entity;

(j) liquidate, dissolve, or wind up the affairs of Cuentas or effect any merger or consolidation of Cuentas or any other sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the assets of Cuentas;

(k) purchase, redeem, or pay any dividend on any securities issued by Cuentas;

(l) increase or decrease the size of the Board of the Company (except as otherwise expressly contemplated by this Letter Agreement); and

(m) enter into or be a party to any transaction with any shareholder, director, officer, employee, consultant, or contractor of Cuentas or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person; provided that, if such transaction pertains to compensation, the vote called for by this Section 1 shall only be required to be obtained if the contemplated compensation of such affiliated party is greater than $120,000 per year.

2. Right of First Refusal; Co-Sale Right.

(a) Upon conversion of the Note, before WMG sells any or all of WMG’s Common Stock to any bona fide third party purchaser, Cuentas shall have the primary right of first refusal to purchase the shares of Common Stock which WMG intends to sell to the bona fide third party purchaser on the same terms and conditions as WMG would have sold such shares of the Company’s Common Stock to any third party purchaser. Should Cuentas refuse or fail to elect to purchase such shares on such terms and conditions within ten (10) days of being notified of WMG’s intention to sell such shares of Common Stock to a third party purchaser, then Shalom Arik Maimon (the “Secondary ROFR Party”) shall have a secondary right of first refusal to purchase the shares of Common Stock which WMG intends to sell to the bona fide third party purchaser on the same terms and conditions. The Secondary ROFR Party will be entitled to purchase that number of shares of the Company’s Common Stock being sold by WMG equal to the product obtained by multiplying (x) the number of such shares of Common Stock being sold by WMG by (y) a fraction, (i) the numerator of which shall be the number of shares of capital stock of Cuentas held by such party on the date of receipt of notice of WMG’s intention to transfer such shares of Common Stock, and (ii) the denominator of which shall be the aggregate number of shares of capital stock of Cuentas held by the Secondary ROFR Party. The Secondary ROFR Party has five (5) days after being notified of Cuentas refusal or failure to exercise its right of first refusal to elect to purchase such shares on the same terms and conditions as the proposed sale to the third party purchaser. If any of the shares of the Company’s Common Stock contemplated to be sold by WMG to the bona find third party purchaser remain available after exercise of the right of first refusal by Cuientas and the Secondary ROFR Party pursuant to the terms of this Section 4(a), then WMG shall be free to sell and transfer any such remaining shares to the third party purchaser; provided, that, in the event the terms and conditions of the sale to such third party purchaser changes such right of first refusal shall revert back to Cuentas.

(b) Before any of Shalom Arik Maimon, or any other officer or director of Cuentas holding greater than 1% of the Company’s Common Stock (calculated on a fully diluted basis) sells any or all of their Common Stock, WMG shall have the right to participate in such sale on a basis proportionate to the amount of the company’s Common Stock held by such seller and those held by WMG.

(c) Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 4(c) shall not apply upon a transfer by WMG to its stockholders, members, partners, equity holders or any of its Affiliates.

3. Information Rights. For as long as WMG is the holder of a Note or 5% or more of the Company’s Common Stock, WMG will be granted access to Cuentas’ facilities and personnel during normal business hours and with reasonable advance notice, and Cuentas will deliver to WMG:

(a) annual, quarterly, and monthly financial statements and other information as reasonably requested by WMG;

(b) thirty days prior to the end of each fiscal year, a comprehensive operating budget forecasting Cuentas’ revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year approved by the Board (which approval must include the affirmative vote of all directors appointed by WMG); and

(c) promptly following the end of each fiscal quarter, an up-to-date capitalization table showing the ownership of Cuentas on a fully diluted basis.

4. WMG will have anti-dilution rights regarding its 18.5% and 9% equity resulting from the $260,000 and $125,000 notes dated September 22, 2025 and September 30, 2025 respectively, until the first S-1 registration statement of at least $2 million is executed. WMG is converting the $260,000 note in full for 18.5% equity, equal today for 1,277,018 CUEN common shares.

5. Miscellaneous

(a) Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida, with jurisdiction in Miami-Dade county without giving effect to principles of conflicts of laws.

(b) Amendment. This Letter Agreement may not be amended or modified without the written consent of WMG and the Company, nor shall any waiver be effective against any party unless in writing and executed by such party.

(c) Assignment. This Letter Agreement may be assigned by WMG to any of its Affiliates to which it transfers the Note (or any security issued or issuable upon conversion or exchange thereof). Any other assignment by WMG or its Affiliates shall require the prior written consent of the Company. Any purported assignment without such consent shall be null and void. This Letter Agreement may not be transferred or assigned by the Company without the prior written consent of WMG. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

(d) Severability. If any provision of this Letter Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Letter Agreement shall not be affected thereby.

(e) Enforceability; Conflicts. In all events, the terms and provisions of this Letter Agreement shall be enforceable notwithstanding any conflicting term or provision set forth in the Note. In the event of any conflict between any term or provision of this Letter Agreement and any term or provision set forth in the Purchase Agreement or Note, such term or provision of this Letter Agreement shall prevail over such term or provision set forth in the Purchase Agreement or Note. Noting in this Letter Agreement shall affect any rights that WMG may have under the Purchase Agreement or Note. This Letter Agreement, the Purchase Agreement, the Note and the Operating Agreement, together with any exhibits and schedules hereto and thereto, constitute the entire agreement among the parties hereto relating to the subject matter thereof.

(f) Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Letter Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Letter Agreement.

(g) Termination. This Letter Agreement shall terminate and be of no further force or effect until such time as the Operating Agreement is no longer in effect, WMG individually or together with any of its Affiliates no longer holds any Note or 5% or more of outstanding shares of capital stock, including, for the avoidance of doubt, 5% or more of outstanding shares of Common Stock of the Company.

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Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this Letter Agreement and returning such copy to the Company.

Very truly yours,

CUENTAS INC.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	CEO

Agreed and accepted:

WORLD MOBILE GROUP LTD.

By:	/s/ Micky Watkins
Name:	Micky Watkins
Title:	CEO

SHALOM ARIK MAIMON

By:	/s/ Shalom Arik Maimon
Shalom Arik Maimon

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